Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES TWO SIGNIFICANT RATE SOUTHERN
LOUISANA DISCOVERIES AND UPDATES THREE FORKS AND BAKKEN ACTIVITY
Austin, TX — September 10, 2008 — Brigham Exploration Company (NASDAQ: BEXP) announced that its fourth consecutive 2008 Southern Louisiana well was successfully drilled and production tested from two separate zones at rates of approximately 13.9 MMcfg and 4.6 MMcfg per day. Brigham’s previously announced third Southern Louisiana discovery at Breton Sound was production tested at a rate of approximately 6.0 MMcfg per day. In the Williston Basin, Brigham is currently completing its first Three Forks test along with four other Bakken wells, and is currently preparing to commence its second operated rig line.
Bayou Postillion Discovery — Brigham successfully drilled and completed the Cotten Land #5, a twin to Brigham’s high production rate Cotten Land #3 discovery. The Cotten Land #5 successfully targeted the upper 50 feet of apparent pay which remains behind pipe in the Cotten Land #3 producer. The Cotten Land #5 was recently production tested from the 50-foot pay interval at a rate of approximately 13.9 MMcfg per day. In addition, a lower pay interval with approximately 7 feet of pay was also production tested at an initial rate of approximately 4.6 MMcfg per day. A third apparent pay interval, also approximately 7 feet thick, was encountered above both intervals but has not yet been tested. Brigham retains a 45% working and 33% revenue interest in the Cotten Land #5, and expects completion to sales in October. Penn Virginia (NYSE: PVA) is also a participant with Brigham in the Cotten Land wells, and operates the wells during the production phase.
Joint Venture Discoveries — Brigham successfully drilled and is currently completing its third consecutive joint venture well with Clayton Williams Energy Inc. (NASDAQ: CWEI). The Breton Sound SL 19054 #1 was recently production tested at an initial rate of approximately 6 MMcfg per day. Brigham retains a 50% working and 39% revenue interest in the Breton Sound SL 19054 #1.
Brigham previously announced the successful production tests of its first two 2008 Southern Louisiana discoveries, the Chandeleur Sound SL 19312 #1 and the Main Pass SL 18826 #1. Brigham retains a 50% working and 38% revenue interest in the Chandeleur Sound SL 19312 #1, and a 50% working and 39% revenue interest in the Main Pass SL 18826 #1.
Bud Brigham, the Chairman, President and CEO, stated, “We’ve had a remarkable string of drilling successes in Southern Louisiana over the last several years. Our four consecutive completions this year should meaningfully impact our production as we exit the year. We have two additional wells, Romere Pass and Tiger Pass, scheduled to commence over the next 60 days.”
Williston Basin Three Forks and Bakken Completions — In Mountrail County, North Dakota, Brigham is currently completing its first Three Forks test, the Adix 25 #1H. The Adix 25 #1H encountered good shows while drilling, and will be stimulated in late September.

Bud Brigham stated, “Later this month we plan to fracture stimulate twelve intervals in the Three Forks lateral of the Adix 25 #1H well. By increasing the number of stimulated intervals, we’ve seen substantially higher early production performance from our horizontal Bakken wells. We fracture stimulated twelve intervals in our most recent Bakken completion, the Carkuff 22 #1H, which is located just over one mile west of the Adix 25 #1H. The Carkuff 22 #1H produced at an initial rate of 1,110 barrels of oil per day and continues to perform very strongly. At this point, it is easily our best well. Just one mile east of the Carkuff 22 #1H, we previously completed the Bakke #1H which commenced production at 380 barrels of oil equivalent per day after the stimulation of seven intervals. We also have four significant working interest Parshall/Austin area Bakken wells currently completing, several of which should provide results in late September or early October. To the south in Mercer County, North Dakota, we plan to commence our first southern extension Bakken well in October. This will be the first test on our over 31,000 net acres controlled in that area.”
Bakken Drilling West of the Nesson Anticline — In Williams and McKenzie Counties, North Dakota, in the general area of Brigham’s recently successful Mrachek 15-22 #1H Bakken discovery, Brigham is commencing two additional horizontal Bakken wells. The Olson 10-15 #1H and the Figaro 29-32 #1-H are both planned as 9-10,000-foot laterals, whereas the Mrachek 15-22 #1H was a 5,000-foot lateral. The Olson 10-15 #1H is currently drilling at a depth of approximately 2,200 feet. Brigham is picking up its second operated rig to commence the Figaro 29-32 #1-H in the next two weeks and currently plans to commence its third operated rig in early 2009.
Bud Brigham stated, “Our 2006 wells in the general area around the Mrachek 15-22 #1H well had single, uncontrolled fracture stimulations. These wells commenced production at roughly 200 barrels of oil per day. We utilized swell packers on the Mrachek 15-22 #1H and were able to fracture stimulate seven intervals, which commenced production at 727 barrels of oil equivalent per day. East of the Nesson Anticline, we experienced further apparent enhancement of our well performance by increasing our fracture stimulation to twelve or thirteen intervals from the six or seven intervals in our early wells. We plan to fracture stimulate approximately 20 intervals in both the Olson 10-15 #1H and the Figaro 29-32 #1-H wells, with results expected in November.”
About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300